China Valves Technology, Inc.	CCG Investor Relations
Gang Wei, CFO	Crocker Coulson, President
Tel: +86-371-8601-8777	Tel: +1 646-213-1915
E-mail: ir@cvalve.com	E-mail: crocker.coulson@ccgir.com
http://www.cvalve.com	http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Announces Unaudited Results for
the Three Months Ended December 31, 2011

ZHENGZHOU, CHINA, February 8, 2012 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced its financial results for the three months ended December 31, 2011. The results are unaudited and subject to change.

Highlights for the Three Months Ended December 31, 2011

  Net revenue reached $55.7 million, up 6.5% from $52.3 million for the same period last year

  Gross profit was $20.3 million, up 10% compared to $18.4 million for the same period last year

  Net income was $8.2 million, or $0.23 per fully diluted share, compared to $6.4 million, or $0.18 per fully diluted share, for the same period of 2010

“We believe that our results for the first quarter of Fiscal 2012 are quite satisfactory, especially against the background of tighter credit conditions and constrained infrastructure investment during recent months in China. We are pleased to see modest improvement in gross margin due to a favorable product mix and better operating margins reflecting tighter integration of our subsidiaries. This contributed to a 28% increase in our earnings per share as compared to the prior year period,” said Mr. Jianbao Wang, Chief Executive Officer of China Valves. “We continue to experience heightened accounts receivables and will redouble our efforts to improve collections as bank credit policies become more accommodative. Our technology leadership in high performance valves was validated by recent qualifications for ultra-supercritical thermal power valves and nuclear safety valves by the relevant government bodies, and by our designation as the only National Corporate Technology Center for the Chinese valve industry. We believe that our strong level of recognition within our industry positions China valves to participate in the growth of high value markets and displace more expensive imported products.”

Unaudited Results for the Three Months Ended December 31, 2011

For the quarter ended December 31, 2011, the Company’s total revenue was $55.7 million, up 6.5% from $52.3 million in the same quarter last year. The increase was primarily attributed to the strong demand for the ball valves, butterfly valves, vent valves and globe valves, and the strong demand for the valves used in petrochemical and oil industries. Sales increases for the four types of valves for three months ended December 31, 2011 were 6.2%, 10.9%, 297.1% and 8.5%, respectively, compared with the same period in 2010. Sales in the petrochemical and oil industries increased 15% compared with the same period in 2010.

Gross profit for the quarter was $20.3 million, up 10.0% from $18.4 million for the same period of 2010. Gross margin was 36.4% for the quarter compared to 35.3% for the same period in 2010. The increase in gross margin was mainly because during the period more high-end valves with higher gross margin were sold, which included 24-way rotary valves manufactured and sold by Shanghai Pudong Hanwei Valve Co., Ltd. (“Hanwei Valve”) and the large-size butterfly valves sold by China Valve Technology (Changsha) Valve Co., Ltd. (“Changsha Valve”).

Selling expenses were $3.8 million compared to $3.8 million in the same quarter 2010, an increase of approximately 0.4% . The increase was consistent with the sales increase during the quarter.

General and administrative expenses were $5.9 million compared to $6.5 million for the same period in 2010, a decrease of $0.6 million, or approximately 10.1% . The decrease was mainly due to the successful management integration by Changsha Valve resulting in a decrease of $1.6 million in general and administrative expenses for the three months ended December 31, 2011 as compared with the same period in 2010 due to the successful management integration.

Income tax expense was $2.4 million, compared to $4.0 million for the same period in 2010. The decrease was primarily due to lower taxable income resulting from lower non-deductible expenses. The Company’s effective tax rate was 22.5% for the three months ended December 31,2011, compared with 38.6% for the same quarter in 2010. The decrease was mainly due to preferable tax status of Zhengzhou City ZD Valve Co, Ltd. (“ZD Valve”) which reduces the tax rate from 25% to 15% and the lower non-deductible expenses.

Net income for the three months ended December 31, 2011 was $8.2 million, compared to $6.4 million for the same quarter in 2010. Diluted earnings per share was $0.23, compared to diluted earnings per share of $0.18 for the same period in 2010.

Financial Condition

As of December 31, 2011, China Valves had $21.4 million in cash and cash equivalents, $133.9 million in working capital and a current ratio of 3.1:1. Current accounts receivable was $139.9 million as of December 31, 2011 compared to $124.5 million as of September 30, 2011, while long term retainage was $8.9 million as of December 31, 2011 compared to $5.7 million as of September 30, 2010. Days Sales Outstanding for the twelve months ended December 31, 2011 were 186 compared to 116 for the same period in 2010. The Company used $8 million in cash from operations during the quarter, primarily due to the increase in accounts receivable.

The Company had no long-term debt on its balance sheet as of December 31, 2011. Shareholders' equity was $242.0 million as of December 31, 2011, compared to $232.0 million as of September 30, 2010.

Net cash used in investing activities was $0.9 million in the three months ended December 31, 2011, compared to $0.9 million in the same period in 2010. The net cash used was for the purchase of equipment, intangible assets and cash deposit due to notes payable and sales covenant.

Net cash provided by financing activities was $2.1 million in the three months ended December 31, 2011, compared to net cash provided by financing activities of $3.5 million in the same period in 2010 due to lower net proceeds from short-term loan. As of December 31, 2011, the Company had $8.1 million short-term bank loans outstanding under its credit facilities and lines of credit.

Subsequent Events

  In January 2012, the Company’s prototype valves for the localization of valves used in ultra-supercritical thermal power plants passed the acceptance inspection conducted by experts from the Bureau of National Energy of China, China General Machinery Association, the Shanghai Electric Group, Dongfang Electric Group and relevant power plants. The valves were manufactured by the Company's subsidiary Henan Kaifeng High Pressure Valve Co., Ltd. ("Kaifeng Valve").

  In November 2011, Kaifeng Valve has received permits for design and manufacture for nuclear safety devices for civil use from the National Nuclear Safety Administration of China. Both permits are valid for five years. In addition, the Company won two purchase orders from Sanmen Nuclear Power Station in Zhejiang Province and Haiyang Nuclear Power Station in Shandong Province for gate valves, check valves and globe valves worth several million dollars in total. Both nuclear power stations adopted the most advanced technology of AP1000 pressurized water reactor.

  In November 2011, Henan Tonghai Fluid Equipment Co., Ltd., China Valves' PRC holding company, has been recognized as a National Corporate Technology Center by an array of China's regulatory and government agencies. China Valves is the only company that has received this recognition in China's valve industry. Normally China Central Government entitles one single National Corporate Technology Center for one industry.

Business Outlook

For the balance of fiscal 2012, China Valves expects to achieve top-line growth in the low double digits, reflecting continued strong demand in the power generation and petrochemical segments, balanced by some temporary softness in the water and infrastructure segments due to a more modest pace of real estate development. The company expects gross margins to fluctuate in the range of 35% to 37% depending on shifts in product mix, and will continue its efforts to carefully manage operating expenses. It should be noted that these estimates are based on current conditions and are subject to revision based on the uncertainty in the global economy and range of potential policy responses and monetary actions by China’s central government.

“In 2012 we will continue to focus on building a company that can achieve a dominant position in China’s highly fragmented industrial valve industry and create sustainable value for our shareholders. We are very encouraged by our recent designation as the only National Corporate Technology Center for the valve industry by the Chinese government. Over the next few years, we intend to expand our portfolio of intellectual property and introduce solutions that can favorably compete with the most advanced international competitors. We believe that China’s ongoing urbanization and industrialization create an attractive growth environment. The extensive qualification process gives us the opportunity to achieve attractive margins on our high performance products,” said Mr. Wang.

Conference Call

The Company will host a conference call at 8:30 a.m. Eastern Time on Thursday, February 9, 2012 to discuss its financial results for the three and nine months ended December 31, 2011. To participate in this live conference call, callers from United States should call 186 6242 1388. Callers from China should call 400 698 8166. Callers from other countries should call +61 2 8823 6760. The Conference Pass Code is 50529661.

If you are unable to participate in the call at this time, a replay will be available for seven days starting on Thursday, February 9, 2012 at 11:00 a.m. Eastern Time. To access the replay, callers from United States should call 186 6214 5335. Callers from China should call 400 692 0026. Callers from other countries should call +61 2 8235 5000. The Conference Pass Code is 50529661.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou City ZD Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Taizhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., China Valve Technology (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacturing and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns a number of patents. It enjoys significant domestic market share and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables to Follow:

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(Amounts in U.S. dollars) (Unaudited)

	Three months ended December 31,
	2011	2010

Sales	$55,666,973	$51,710,382
Sales – related parties	51,949	618,793
Total sales	55,718,922	52,329,175

Cost of sales	(35,433,899)	(33,882,245)

Gross profit	20,285,023	18,446,930

Operating expenses:
Selling expenses	(3,777,131)	(3,763,452)
General and administrative expenses	(5,870,942)	(6,534,031)
Research and development expenses	(107,060)	(46,997)

Total operating expenses	(9,755,133)	(10,344,480)

Income from operations	10,529,890	8,102,450

Other income (expenses):
Other income, net	140,675	178,694
Gain from acquisition	-	2,698,642
Interest and finance expense, net	(90,641)	(18,708)
Change in fair value of warrant liabilities	-	(522,717)
Total other income, net	50,034	2,335,911

Net income before income taxes	10,579,924	10,438,361

Provision for income taxes	(2,380,666)	(4,030,202)

Net income after income taxes	8,199,258	6,408,159

Other comprehensive income:
Foreign currency translation adjustment	1,239,163	2,481,436

Comprehensive income	$9,438,421	$8,889,595

Basic earnings per share:
Weighted average number of shares	35,869,654	34,647,847
Earnings per share	$0.23	$0.18

Diluted earnings per share:
Diluted weighted average number of shares	35,869,654	34,759,078
Earnings per share	$0.23	$0.18

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)

	December 31, 2011	September 30, 2011
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,379,092	$28,076,692
Restricted cash	2,037,449	2,344,276
Notes receivable	1,870,984	1,465,369
Accounts receivable, net of allowance for doubtful accounts of $4,599,966 and $4,052,398 as of December 31, 2011 and September 30, 2011, respectively	139,933,486	124,514,274
Other receivables	5,715,772	5,106,572
Inventories, net of allowance of $1,945,946 and $2,394,319 as of December 31, 2011 and September 30, 2011, respectively	24,304,412	23,868,885
Advances on inventory and equipment purchases	1,906,926	2,421,390
Advances on inventory purchase - related party	529,176	1,552,123
Prepaid expenses and other current assets	105,061	79,295
Total current assets	197,782,358	189,428,876
Property, plant and equipment, net	40,356,502	40,192,636
Accounts receivable - retainage, long term	8,872,799	5,724,024
Goodwill	34,171,701	33,976,186
Intangibles, net	22,895,338	22,914,008
Other investments, cost	819,756	815,066
Other non-current assets	15,839	395,514
Deferred tax assets	1,013,941	-
Total assets	$305,928,234	$293,446,310

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$27,652,827	$24,575,461
Accounts payable - related parties	-	786,471
Short-term loans	8,124,294	6,513,810
Other payables	4,686,700	5,287,964
Other payables - related parties	274,165	94,226
Notes payable	471,900	469,200
Accrued liabilities	3,353,668	4,091,998
Customer deposits	12,202,929	11,139,936
Income and other taxes payable	7,150,714	8,462,128
Total current liabilities	63,917,197	61,421,194

Commitments and contingencies	-	-

Shareholder’s Equity:
Common stock, $0.001 par value; 300,000,000 shares authorized;
35,869,654 and 35,869,654shares issued and outstanding
as of December 31, 2011 and September 30, 2011, respectively	35,869	35,869
Additional paid-in capital	107,055,599	106,508,099
Statutory reserves	11,460,305	11,224,490
Retained earnings	103,534,944	95,571,501
Accumulated other comprehensive income	19,924,320	18,685,157
Total shareholders' equity	242,011,037	232,025,116

Total liabilities and shareholders' equity	$305,928,234	$293,446,310

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,199,258	$6,408,159
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization expenses	1,470,234	1,762,403
Allowance for doubtful accounts	523,583	(129,932)
Gain on acquisition	-	(2,698,642)
Loss on disposal of fixed assets	4,080	-
Stock-based compensation	547,500	32,171
Change in fair value of warrant liabilities	-	522,717
Inventory allowance and wrote off	-	725,881
Deferred tax assets	(1,012,651)	-

Change in operating assets and liabilities:
Notes receivable	(396,677)	(2,165,230)
Accounts receivable-trade and retainage, short term	(15,207,585)	(3,830,343)
Accounts receivable - related parties	-	(207,309)
Other receivables	(579,586)	2,078,190
Prepaid expenses and other current assets	(47,791)	2,296,638
Inventories, net	(297,794)	3,964,342
Advances on inventory purchases	527,726	(716,691)
Advances on inventory purchases-related party	1,030,566	(917,202)
Accounts receivable - retainage, long term	(3,111,874)	(4,920,724)
Accounts payable-trade	2,932,215	6,269,612
Accounts payable-trade- related parties	(789,991)	2,382,906
Other payables	(856,429)	3,234,254
Other payables - related parties	171,347	193,988
Accrued liabilities	(754,131)	41,832
Customer deposits	997,619	(906,877)
Taxes payable	(1,343,085)	928,057
Net cash provided by (used in) operating activities	(7,993,466)	14,348,200
CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of intangible assets	(52,314)	(352,492)
Cash proceeds from sale of equipment	35,658	-
Purchases of equipment	(834,817)	(506,531)

Net cash used in investing activities	(851,473)	(859,023)
CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	319,910	159,331
Net proceeds from short-term loan - banks and others	1,797,224	3,623,061
Repayments of notes payables	-	(297,700)
Net cash provided by financing activities	2,117,134	3,484,692

Effects of foreign currency translation	30,205	459,092
Net increase (Decrease) in cash and cash equivalents	(6,697,600)	17,432,961
Cash and cash equivalents, beginning of period	28,076,692	8,387,646
Cash and cash equivalents, ending of period	$21,379,092	$25,820,607
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$90,641	$66,451
Cash paid for income taxes	$3,695,100	$3,780,831

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